Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-205986) of River Financial Corporation of our report dated June 30, 2026 with respect to the statements of net assets available for benefits of River Bank & Trust 401(k) Employee Stock Ownership Plan as of December 31, 2025 and 2024, the related statement of changes in net assets available for benefits for the year ended December 31, 2025, and the related supplemental schedule as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of River Bank & Trust 401(k) Employee Stock Ownership Plan.

We have served as the Plan’s auditor since 2024.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

June 30, 2026